Exhibit 99.1

SS&C Technologies to Acquire Battea-Class Action Services, Expanding Securities Class Action Claims Management Offerings

WINDSOR, CT, September 12, 2024 (PR NEWSWIRE) – SS&C Technologies Holdings, Inc. (Nasdaq: SSNC) today announced a definitive agreement to acquire Battea-Class Action Services, LLC, a market-leading provider of securities class action claims management and settlement recovery services. The purchase price is approximately $670 million, subject to certain adjustments. Battea helps more than 900 banks, asset managers hedge funds and proprietary trading firms receive the maximum distribution of entitled settlements. The acquisition is expected to close this year. SS&C expects the transaction to be accretive over the next 12 months and plans to fund the purchase with a combination of debt and cash on hand.

The Battea Claims Engine™ currently monitors 700-800 cases in litigation and 340 settlements in payout. The Battea research library contains more than 8,000 historical cases for back testing. Battea’s more than 100 employees, based in Stamford, Conn., San Francisco & Copenhagen, will join SS&C GlobeOp.The acquisition will augment SS&C’s capabilities with a comprehensive suite of financial recovery services, including:

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Litigation research and case tracking
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Data collection, processing, and analysis
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Claims filing across all types of cases and financial instruments
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Results audit and remedial actions
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Award processing and distribution.

“We are delighted to welcome the Battea team and their customers.” said Bill Stone, Chairman and CEO of SS&C Technologies. “Securities class action settlement recovery is an ongoing concern, with hundreds of cases filed yearly. SS&C’s multi-asset trade data aggregation capabilities complement Battea’s sophisticated analysis and extensive expertise. We look forward to further empowering our clients.”

“As a global technology enabled financial services leader, SS&C is an ideal home,” said Michael McCreesh, CEO of Battea. “Both companies believe in supporting financial institutions with laser-focused expertise, cutting-edge technology and talent. We are confident SS&C’s global organizational footprint strengthens Battea’s ability to deliver institutions the highest service levels.”

SS&C was advised by Davis Polk & Wardwell LLP. Keefe, Bruyette & Woods, Inc. served as exclusive financial advisor to Battea and Sidley Austin LLP served as legal advisor to Battea in connection with the transaction.

About Battea-Class Action Services

Battea-Class Action Services is a global leader and expert in all stages of filing and processing settlement claims in connection with antitrust and securities litigation. The company has been the global leader in the space for more than 20 years, serving over 900 institutions around the world, including many of the world’s largest banks, hedge funds, asset managers and buy-side investors. Battea is optimally positioned to help clients navigate the increasingly complex process of obtaining trustworthy information about litigation settlements that impacts their investments and businesses.

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. Some 20,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale, and technology.

Additional information about

SS&C (Nasdaq:SSNC) is available at www.ssctech.com.

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For more information

Brian Schell | Chief

Financial Officer, SS&C

Technologies

Tel: +1-816-642-0915 | E-mail:

InvestorRelations@sscinc.com

Justine Stone | Investor

Relations, SS&C Technologies

Tel: +1- 212-367-4705 | E-mail:

InvestorRelations@sscinc.com

Media Contacts

Emma Lowrey

PAN Communications

Tel: (617) 502-4300
E-mail: ssc@pancomm.com

SOURCE: SS&C